Exhibit 10.10

RETAINER AGREEMENT

This Retainer Agreement (this “Agreement”) is made this 26 day of July 2020, by and between Rice, Hadley, Gates & Manuel LLC, a California limited liability company (“RHGM”) and RedBall Acquisition Corp., a Cayman Islands exempted company (“Client” or “the Company”).

1.    Services Provided. The principals of RHGM – Condoleezza Rice, Stephen J. Hadley, Robert Gates, and Anja Manuel (the “Principals”), and their team – will be available to consult with the board of directors and senior management of the Company at reasonable mutually agreed times and dates, to advise the Company concerning various strategic issues related to the global business and political environment, as well as countries and markets the Company may want to enter, as set out in detail in Schedule A.

2.    No Lobbying. RHGM will not engage in any activities that would require it or its Principals to register under the Honest Leadership and Open Government Act of 2007 (“HLOGA”), Foreign Agents Registration Act (“FARA”), or similar U.S. lobbying laws. RHGM shall not represent the Company, its officers, or employees, in any transaction, and neither the Company nor RHGM shall make any claim to any such representation in any public or private communication. Specifically, speeches or events with RHGM principals will not include U.S. government officials.

3.    Compensation; Waiver of Claims Against Trust Account. In consideration for providing the Services, RHGM will receive $300,000 per year for the term of this Agreement, paid in four equal quarterly payments in advance, with each quarterly payment due and payable following receipt of invoice on the first day of the month of each calendar quarter (with the first month of each calendar quarter being, respectively, January 1, April 1, July 1, and October 1), or the pro rata share thereof.

In addition, RHGM will receive 30,000 Class B ordinary shares of the Company. RHGM acknowledges and agrees that in connection with its receipt of the shares, RHGM will be required to enter into a securities assignment agreement, letter agreement and registration and shareholder rights agreement on substantially similar terms as other recipients of Class B ordinary shares. RHGM acknowledges that it is aware that the Company will establish a Trust Account for the benefit of its public shareholders upon the closing of its initial public offering, and acknowledges and agrees on behalf of itself, the Principals, and its other affiliates (collectively, the “RHGM Persons”) that the RHGM Persons have no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company. RHGM agrees that none of RHGM or any other RHGM Person shall have any right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waive any Claim to, or to any monies in, the Trust Account that any RGHM Person may have now or in the future. In the event any RHGM Person has any Claim against the Company under this Agreement, the RHGM Person shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account.

4.     Expenses. In addition to the compensation described in Section 3 of this Agreement, the Company will reimburse RHGM for the reasonable travel expenses of its Principals incurred in performing the Services that have been pre-approved by the Company.

5.    Other Client Relationships. The Company agrees that this Agreement does not limit RHGM’s ability to take on clients that are potential or actual competitors of the Company. RHGM agrees that, before it takes on any work for a firm that could be considered a direct competitor of the Company, it will consult with the Company’s senior management. It is possible that during the term of this Agreement, some of the present or future clients of RHGM will be engaged in activity that puts them in competition with the Company (including its subsidiaries) or even in legal or other disputes with the Company. RHGM shall provide prompt notice to the Company should any such conflict or potential conflict of interest arise. The Company agrees that RHGM may continue to work for or to engage present or future clients even if the interests of such clients are directly adverse to those of the Company, with the sole exception that RHGM will not participate in any legal or regulatory proceeding on behalf of any party adverse to the Company and/or its subsidiaries or affiliates.

The Company is free to obtain consulting services comparable to those provided by RHGM from any other person or entity, including competitors of RHGM.

6.    Confidentiality. RHGM and its Principals and employees will keep confidential all non-public information provided or otherwise made available by the Company and its affiliates. At no time will RHGM (or its Principals or employees) use or disclose any confidential or proprietary information received or otherwise made available by the Company and/or its affiliates without the prior written consent of the Company.

RHGM acknowledges and agrees that the Company is authorized to file this Agreement with the SEC as an exhibit to the Company S-1 and as a result, the Agreement will be publicly available. Except as otherwise contemplated by section 1 of this Agreement or this section 6, or otherwise required or requested by law, regulation, court or other tribunal, or regulator, neither party hereto (nor any of their affiliates) will make any public or written announcements about the relationship or Services without the prior approval of the other.

7.    Ownership and Return of Materials Received from the Company. RHGM agrees that this Agreement does not grant RHGM any ownership or other rights to any property, information or materials provided or otherwise made available by the Company (“Company Materials”), that such Company Materials will remain the sole and exclusive property of Company, that the Company will own any derivative works, designs, improvements, discoveries or other ideas relating to any Company Materials used in providing the Services (“Company Derivative Works”), and that, to the extent permitted by law, such Company Derivative Works will be “works made for hire” as that term is defined in the U.S. Copyright Act. Further, RHGM hereby assigns the Company all right, title and interest RHGM may have in any Company Derivative Works. RHGM will retain its own files, including Company Materials and Company Derivative Works, related to RHGM’s work and this Agreement in accordance with RHGM’s records retention policy. The RHGM records retention policy is to retain both hard copy and electronic files for three years, with the exception of administrative documents which are kept at least seven years, unless directed otherwise by a client. Upon written request, RHGM (or its Principals or employees) will return to the Company all papers, property, and other materials received from the Company and/or its affiliates promptly upon receipt of payment for all outstanding fees and expenses owed by the Company to RHGM, provided that RHGM has not already destroyed these materials pursuant to its records retention policy. Further, RHGM shall return or destroy materials following the expiration of this Agreement in accordance with its records retention policy.

8.    Liability and Hold Harmless. Neither the Company nor RHGM and its Principals, shall be liable to the other party, and the Company shall indemnify RHGM as provided in Schedule B.

9.    Term. The term of this Agreement shall be two (2) years commencing on the effective date and shall be automatically extended for succeeding one-year terms, provided however that either party may terminate this Agreement at any time by giving the other party 30 days advance written notice. Upon termination, all obligations set forth in this Agreement shall cease except for the obligations set forth in Sections 3 and 4 (Compensation; Waiver of Claim Against Trust Account and Expenses), 6 (Confidentiality), 7 (Ownership and Return of Materials Received from the Company), and 8 (Liability and Hold Harmless), which such sections shall survive termination.

10.     Independent Contractor Status. This Agreement creates an independent contractor relationship, and not an employer-employee relationship, partnership, joint venture, or other business relationship. Neither party hereto has, or shall be deemed to have, any authority to legally obligate or bind the other party by virtue of this Agreement or the independent contractor relationship created thereby. The Company shall not be responsible for payment of any taxes (including without limitation, federal and state income taxes, social security taxes, unemployment taxes, and any other taxes or business license fees required), worker’s compensation, unemployment insurance or other contributions on behalf of RHGM.

11.    Complete Agreement; Amendment or Extension. This Agreement forms the complete and exclusive statement of the terms of RHGM’s engagement by the Company. The terms of this Agreement supersede any and all other agreements, promises or representations made to the Company by anyone, whether oral or written, regarding the subject matters of this Agreement. This Agreement may be amended or extended only in a writing signed by the parties hereto. Any amendment or extension so executed shall be binding on the parties hereto.

12.    Compliance with Laws. RHGM and the Company shall each comply with all applicable laws, rules and regulations, including all applicable U.S. Federal and foreign anti- bribery/anticorruption laws, including the U.S. Foreign Corrupt Practices Act, in connection with the provision of Services.

13.    Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of California without regard to any conflicts of laws rules.

14.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the 26 day of July 2020.

RedBall Acquisition Corp.

By:	/s/ Gerry Cardinale
Name:	Gerry Cardinale
Title:	Co-Chairman

Rice, Hadley, Gates & Manuel LLC

By:	/s/ Anja Manuel
Name:	Anja Manuel
Title:	Principal

Schedule A to Retainer Agreement

Between RHGM and RedBall Acquisition Corp., dated 26 July 2020.

Schedule B